Exhibit (a)(1)(D)

ODD LOT CERTIFICATION FORM

CERTIFICATION FORM TO BE COMPLETED BY ALL OWNERS OF FEWER THAN 100 SHARES THAT SEEK ODD LOT PRIORITY

SUBMIT THIS FORM WITH A PROPERLY COMPLETED AND SIGNED LETTER OF TRANSMITTAL

Stockholders holding fewer than 100 Shares (also known as odd lot holders) who tender all their Shares will have all their Shares accepted for payment even if the Offer to Purchase is over-subscribed. Odd lot holders who wish to take advantage of this preference should submit this form along with a properly completed Letter of Transmittal which indicates that all the stockholder’s Shares are being tendered. See Section 1—Price; Number of Shares; Expiration Date; Proration of the Offer to Purchase and the Important Instructions and Information.

The aforementioned preference is only available to odd lot holders who tender all their Shares. This preference is not available to partial tenders of fewer than all the stockholder’s Shares or to beneficial or record holders of an aggregate of 100 or more Shares (even if these holders have separate accounts representing fewer than 100 Shares). Odd lot holders who wish to tender their Shares must tender all or none of their Shares and may not tender a portion of their Shares. Accordingly, this section is to be completed only if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Shares.

By checking the box below and including this form with a signed Letter of Transmittal, the tendering stockholder hereby certifies that the tendering stockholder is either (check only one box):

☐	the beneficial or record owner of an aggregate of fewer than 100 Shares; or

☐	a broker, dealer, commercial bank, trust company or other nominee that (a) is tendering for the beneficial owner(s), Shares with respect to which it is the record holder and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Shares.

IF YOU ARE AN OWNER OF FEWER THAN 100 SHARES (AN ODD LOT), PLEASE RETURN THIS FORM WITH A PROPERLY COMPLETED AND SIGNED LETTER OF TRANSMITTAL